EXHIBIT 10.2

DATE:  November, 18, 2010
TO:  Ebony Finance / on behalf of: Barclay Technology Holdings, AG
FROM:  Imobolis, Inc.
SUBJECT:  Terms of Continued Relationship and Letter of Agreement

This memorandum is to serve as a Letter of Agreement between Imobolis Inc, called Company, and Ebony Finance, on behalf of Barclay Technology holdings, AG, called Client. The Company will provide Client advertising and advertising related services, placing the Client’s media advertising, and any other advertising and related services, as are required or requested by the Client within its website, located at www.imobolis.com.

COMPANY COMPENSATION, PLACEMENT AND PRODUCTION OF ADVERTISING

The Company shall receive payment, in the amount of One Hundred Twenty Three Thousand US Dollars ($123,000.00) in full, in advance, for a 90 day “front page, banner ads, and category ads” advertising campaign program rendered by Company. Advertising shall commence upon full receipt of payment. Company shall create all of Client’s advertising media upon receipt of all artwork from Client. All finished artwork shall belong to Client. It is understood by both parties, that all content material provided by both Company and Client shall be G rated content. In cases in which the Company is requested by Client to produce broadcast commercials and/or other production items outside the ordinary scope of Company’s customary course of advertising business, the Company will mark up all such services to the Client at the same advertising industry standard commission of 17.65%.

Assignments and placement of advertising and media schedules will be undertaken only with a formal Client approval by either a Client P.O., Company Conference Report, Company Estimate, or other signed and approved communications. Projects will be billed from estimates or Conference Reports and payments will be due upon receipt of invoices issued by Company to Client. When assignments and or advertising campaigns are completed for any given paid period of engagement, costs will be reconciled and final billing statements will be issued to the Client.

LENGTH OF THIS AGREEMENT

This Letter of Agreement will be in force for a period of 90 days unless cancelled by either party with a minimum of 30 days notice to protect advertising projects still in a stage of completion. This Letter of Agreement shall automatically renew for an additional 90 day period if not cancelled by either party with 30 days notice of the prior engagement period terminating.

LEGAL MATTERS

The Company cannot verify as to the accuracy and legality of the client’s claims should any legal problem arise from Client approved claims or statements in advertising placed by the Company. Client will take full responsibility and reimburse the Company for any reasonable legal costs incurred for its defense.

If legal proceedings are commenced to enforce the terms and conditions of this agreement, the prevailing party shall be entitled to an award of all its attorney’s fees and costs incurred in connection, therewith. If legal proceedings shall be commenced to enforce the terms and conditions of this agreement, such proceedings shall be commenced in the County of Los Angeles, California. If a judgment is entered against either of the parties hereto, the prevailing party shall be entitled to an award of all reasonable attorney fees and costs incurred to enforce or collect said judgment.

Should a project be terminated early, the Company will cease advertising for the Client at the earliest, practical point, and be compensated for all work up and through that point.

This agreement is made and entered into this 18th day of November, in the year 2010, in Los Angeles County, California.

Imobolis, Inc.

      /s/ Julian Spitari
Date: January 26, 2011

Client: Ebony Finance
On behalf of: Barclay Technology Holdings, AG

     Ivano Angelastri
Date: January 26, 2011